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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G\A

          INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 1)*


                   PACIFIC COAST APPAREL COMPANY, INC.
      ---------------------------------------------------------------
                              (Name of Issuer)

                               Common Stock
      ---------------------------------------------------------------
                       (Title of Class of Securities)

                                  694074
      ---------------------------------------------------------------
                              (CUSIP Number)











   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

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 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Terrence L. McGovern
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  / /
                                                            (b)  / /
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 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
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     NUMBER OF               (5) SOLE VOTING POWER

      SHARES                 990,000
                             --------------------------------------------------
    BENEFICIALLY             (6) SHARED VOTING POWER

      OWNED BY               -0-
                             --------------------------------------------------
       EACH                  (7) SOLE DISPOSITIVE POWER

   REPORTING PERSON          -0-
                             --------------------------------------------------
     WITH                    (8) SHARED DISPOSITIVE POWER

                             990,000
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 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     990,000
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(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     N/A
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(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     33.5%
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(12) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------


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Item 1
  (a) Name of Issuer: Pacific Coast Apparel Company, Inc.

  (b) Address of Issuer's Principal Executive Offices:
      1620 S. Los Angeles Street, Los Angeles, CA 90015


Item 2
  (a) Name of Person(s) Filing: Terrence L. McGovern

  (b) Address of Principal Business Office or, if none, Residence:
      1620 S. Los Angeles Street, Los Angeles, CA 90015

  (c) Citizenship: USA

  (d) Title of Class of Securities: Common Stock

  (e) CUSIP Number: 694074


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable


Item 4.  Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent provide the following information as of that date and identify those shares which there is a right to acquire.

  (a) Amount Beneficially Owned: 990,000 shares

  (b) Percent of Class: 33.5%

  (c) Number of shares as to which such person has:

      (i)   sole power to vote or to direct the vote 990,000

      (ii)  shared power to vote or to direct the vote -0-

      (iii) sole power to dispose or to direct the disposition of -0-

      (iv)  shared power to dispose or to direct the disposition of 990,000


Item 5.  Ownership of Five Percent or Less of a Class: Not Applicable


Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         Not Applicable


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
         Not Applicable

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Item 8.  Identification and Classification of Members of the Group:
         Not Applicable


Item 9.  Notice of Dissolution of Group: Not Applicable: Not Applicable


Item 10. Certification: Not Applicable



                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 12, 1998
                                       ----------------------------------------
                                                       Date

                                       /s/ Terrence L. McGovern
                                       ----------------------------------------
                                                     Signature